SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 ______________

                                  SCHEDULE 13G
                                 (RULE 13D-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13D-1(B), (C) AND (D) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13D-2(B)

                              (AMENDMENT NO. ____)*




                            GENWORTH FINANCIAL, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)




                 Class A Common Stock, $.001 par value per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)




                                   37247D106
                                   ---------
                                 (CUSIP Number)




                                December 31, 2004
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                  [  ] Rule 13d-1(b)

                  [  ] Rule 13d-1(c)

                  [X] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Exchange Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


--------------------------------------------                                              ------------------------------------------
            CUSIP No. 37247D106                                  13G                                        Page 2
--------------------------------------------                                              ------------------------------------------

-------------- ---------------------------------------------------------------------------------------------------------------------
      1        NAMES OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                  GE Financial Assurance Holdings, Inc.
                  54-1829180
-------------- ---------------------------------------------------------------------------------------------------------------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                             (a)   [ ]
                                                                                                            (b)   [X]
-------------- ---------------------------------------------------------------------------------------------------------------------
      3        SEC USE ONLY
-------------- ---------------------------------------------------------------------------------------------------------------------
      4        CITIZENSHIP OR PLACE OF ORGANIZATION

                  Delaware
---------------------------- ----------- -------------------------------------------------------------------------------------------
                                 5       SOLE VOTING POWER

                                            0
         NUMBER OF
          SHARES
       BENEFICIALLY
         OWNED BY
           EACH
         REPORTING
          PERSON
           WITH
---------------------------- ----------- -------------------------------------------------------------------------------------------
                                 6       SHARED VOTING POWER

                                            343,088,145
---------------------------- ----------- -------------------------------------------------------------------------------------------
                                 7       SOLE DISPOSITIVE POWER

                                            0
---------------------------- ----------- -------------------------------------------------------------------------------------------
                                 8       SHARED DISPOSITIVE POWER

                                            343,088,145
-------------- ---------------------------------------------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  343,088,145
-------------- ---------------------------------------------------------------------------------------------------------------------
     10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                                                                     [  ]
-------------- ---------------------------------------------------------------------------------------------------------------------
     11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                  70.0%
-------------- ---------------------------------------------------------------------------------------------------------------------
     12        TYPE OF REPORTING PERSON

                  CO
-------------- ---------------------------------------------------------------------------------------------------------------------

                                       2

--------------------------------------------                                              ------------------------------------------
            CUSIP No. 37247D106                                  13G                                        Page 3
--------------------------------------------                                              ------------------------------------------

-------------- ---------------------------------------------------------------------------------------------------------------------
      1        NAMES OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                  GEI, Inc.
                  75-1545331
-------------- ---------------------------------------------------------------------------------------------------------------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                             (a)   [ ]
                                                                                                            (b)   [X]
-------------- ---------------------------------------------------------------------------------------------------------------------
      3        SEC USE ONLY
-------------- ---------------------------------------------------------------------------------------------------------------------
      4        CITIZENSHIP OR PLACE OF ORGANIZATION

                  Delaware
---------------------------- ----------- -------------------------------------------------------------------------------------------
                                 5       SOLE VOTING POWER

                                            0
         NUMBER OF
          SHARES
       BENEFICIALLY
         OWNED BY
           EACH
         REPORTING
          PERSON
           WITH
---------------------------- ----------- -------------------------------------------------------------------------------------------
                                 6       SHARED VOTING POWER

                                            343,088,145
---------------------------- ----------- -------------------------------------------------------------------------------------------
                                 7       SOLE DISPOSITIVE POWER

                                            0
---------------------------- ----------- -------------------------------------------------------------------------------------------
                                 8       SHARED DISPOSITIVE POWER

                                            343,088,145
-------------- ---------------------------------------------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               343,088,145
-------------- ---------------------------------------------------------------------------------------------------------------------
     10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                                                                     [  ]
-------------- ---------------------------------------------------------------------------------------------------------------------
     11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                  70.0%
-------------- ---------------------------------------------------------------------------------------------------------------------
     12        TYPE OF REPORTING PERSON

                  CO
-------------- ---------------------------------------------------------------------------------------------------------------------


                                       3

--------------------------------------------                                              ------------------------------------------
            CUSIP No. 37247D106                                  13G                                        Page 4
--------------------------------------------                                              ------------------------------------------

-------------- ---------------------------------------------------------------------------------------------------------------------
      1        NAMES OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                  General Electric Capital Corporation
                  13-1500700
-------------- ---------------------------------------------------------------------------------------------------------------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                             (a)   [ ]
                                                                                                            (b)   [X]
-------------- ---------------------------------------------------------------------------------------------------------------------
      3        SEC USE ONLY
-------------- ---------------------------------------------------------------------------------------------------------------------
      4        CITIZENSHIP OR PLACE OF ORGANIZATION

                  Delaware
---------------------------- ----------- -------------------------------------------------------------------------------------------
                                 5       SOLE VOTING POWER

                                            0
         NUMBER OF
          SHARES
       BENEFICIALLY
         OWNED BY
           EACH
         REPORTING
          PERSON
           WITH
---------------------------- ----------- -------------------------------------------------------------------------------------------
                                 6       SHARED VOTING POWER

                                            343,088,145
---------------------------- ----------- -------------------------------------------------------------------------------------------
                                 7       SOLE DISPOSITIVE POWER

                                            0
---------------------------- ----------- -------------------------------------------------------------------------------------------
                                 8       SHARED DISPOSITIVE POWER

                                            343,088,145
-------------- ---------------------------------------------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  343,088,145
-------------- ---------------------------------------------------------------------------------------------------------------------
     10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                                                                     [  ]
-------------- ---------------------------------------------------------------------------------------------------------------------
     11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                  70.0%
-------------- ---------------------------------------------------------------------------------------------------------------------
     12        TYPE OF REPORTING PERSON

                  CO
-------------- ---------------------------------------------------------------------------------------------------------------------


                                       4

--------------------------------------------                                              ------------------------------------------
            CUSIP No. 37247D106                                  13G                                        Page 5
--------------------------------------------                                              ------------------------------------------

-------------- ---------------------------------------------------------------------------------------------------------------------
      1        NAMES OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

               General Electric Capital Services, Inc.
               06-1109503
-------------- ---------------------------------------------------------------------------------------------------------------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                             (a)   [ ]
                                                                                                            (b)   [X]
-------------- ---------------------------------------------------------------------------------------------------------------------
      3        SEC USE ONLY
-------------- ---------------------------------------------------------------------------------------------------------------------
      4        CITIZENSHIP OR PLACE OF ORGANIZATION

                  Delaware
---------------------------- ----------- -------------------------------------------------------------------------------------------
                                 5       SOLE VOTING POWER

                                            0
         NUMBER OF
          SHARES
       BENEFICIALLY
         OWNED BY
           EACH
         REPORTING
          PERSON
           WITH
---------------------------- ----------- -------------------------------------------------------------------------------------------
                                 6       SHARED VOTING POWER

                                            343,088,145
---------------------------- ----------- -------------------------------------------------------------------------------------------
                                 7       SOLE DISPOSITIVE POWER

                                            0
---------------------------- ----------- -------------------------------------------------------------------------------------------
                                 8       SHARED DISPOSITIVE POWER

                                            343,088,145
-------------- ---------------------------------------------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  343,088,145
-------------- ---------------------------------------------------------------------------------------------------------------------
     10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                                                                     [ ]
-------------- ---------------------------------------------------------------------------------------------------------------------
     11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                  70.0%
-------------- ---------------------------------------------------------------------------------------------------------------------
     12        TYPE OF REPORTING PERSON

                  CO
-------------- ---------------------------------------------------------------------------------------------------------------------


                                       5

--------------------------------------------                                              ------------------------------------------
            CUSIP No. 37247D106                                  13G                                        Page 6
--------------------------------------------                                              ------------------------------------------

-------------- ---------------------------------------------------------------------------------------------------------------------
      1        NAMES OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

               General Electric Company
               14-0689340
-------------- ---------------------------------------------------------------------------------------------------------------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                             (a)   [ ]
                                                                                                            (b)   [X]
-------------- ---------------------------------------------------------------------------------------------------------------------
      3        SEC USE ONLY
-------------- ---------------------------------------------------------------------------------------------------------------------
      4        CITIZENSHIP OR PLACE OF ORGANIZATION

                  New York
---------------------------- ----------- -------------------------------------------------------------------------------------------
                                 5       SOLE VOTING POWER

                                            0
         NUMBER OF
          SHARES
       BENEFICIALLY
         OWNED BY
           EACH
         REPORTING
          PERSON
           WITH
---------------------------- ----------- -------------------------------------------------------------------------------------------
                                 6       SHARED VOTING POWER

                                            343,088,145
---------------------------- ----------- -------------------------------------------------------------------------------------------
                                 7       SOLE DISPOSITIVE POWER

                                            0
---------------------------- ----------- -------------------------------------------------------------------------------------------
                                 8       SHARED DISPOSITIVE POWER

                                            343,088,145
-------------- ---------------------------------------------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               343,088,145
-------------- ---------------------------------------------------------------------------------------------------------------------
     10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                                                                     [  ]
-------------- ---------------------------------------------------------------------------------------------------------------------
     11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                  70.0%
-------------- ---------------------------------------------------------------------------------------------------------------------
     12        TYPE OF REPORTING PERSON

                  CO
-------------- ---------------------------------------------------------------------------------------------------------------------

ITEM 1(A).  NAME OF ISSUER:

            Genworth Financial, Inc. (the "Company")

ITEM 1(B).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

            6620 West Broad St., Richmond, Virginia 23230

ITEM 2(A).  NAME OF PERSON FILING:

            This statement is being filed by each of:

                  GE Financial Assurance Holdings, Inc. ("GEFAHI") GEI, Inc. ("GEI")
                  General Electric Capital Corporation ("GE Capital") General Electric Capital Services, Inc. ("GECS") General Electric Company ("GE")

           GEFAHI is a subsidiary of GEI; GEI is a subsidiary of GE Capital; GE Capital is a subsidiary of GECS; and GECS is a subsidiary of GE.

           GEFAHI, GEI, GE Capital, GECS, and GE are referred to herein collectively as the "Reporting Persons".

           An agreement among the Reporting Persons that this statement be filed on behalf of each of them is attached hereto as Exhibit 1.

ITEM 2(B).  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

           The principal business offices of GEFAHI and GEI are located at 6604 West Broad St., Richmond, Virginia 23230. The principal business offices of GE Capital and GECS are located at 260 Long Ridge Road, Stamford, Connecticut 06927. The principal business office of GE is located at 3135 Easton Turnpike, Fairfield, Connecticut 06828.

ITEM 2(C).  CITIZENSHIP:

           Each of GEFAHI, GEI, GE Capital and GECS is a Delaware corporation. GE is a New York corporation.

ITEM 2(D).  TITLE AND CLASS OF SECURITIES:

           Class A Common Stock, $.001 par value per share (the "Class A Common Stock")

ITEM 2(E).  CUSIP NUMBER:

            37247D106

ITEM 3.     IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B) OR 13D-2(B) OR
            (C), CHECK WHETHER THE PERSON FILING IS A:

               (a) [ ] Broker or dealer registered under Section 15 of the
                       Exchange Act

               (b) [ ] Bank as defined in Section 3(a)(6) of the Exchange Act

               (c) [ ] Insurance company as defined in Section 3(a)(19) of the
                       Exchange Act

               (d) [ ] Investment company registered under Section 8 of the
                       Investment Company Act

               (e) [ ] An investment adviser in accordance with Rule
                       13d-1(b)(1)(ii)(E)

               (f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F) (g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G)

               (h) [ ] A savings association as defined in Section 3(b) of the
                       Federal Deposit Insurance Act

               (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act

               (j) [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J)

ITEM 4.  OWNERSHIP.

         (a)-(c) The responses of the Reporting Persons to Rows 5, 6, 7, 8, 9 and 11 in each of their respective cover pages to this Schedule 13G are incorporated herein by reference. As of December 31, 2004, GEFAHI was the direct beneficial owner of 343,088,145 shares of the Company's Class B Common Stock, $.001 par value per share (the "Class B Common Stock"). GE, indirectly through subsidiaries, may be deemed to have beneficial ownership of these shares.

         The Class B Common Stock may be owned only by GE and its affiliates. Upon any sale or other disposition by GE and its affiliates of shares of Class B Common Stock to any person other than GE or an affiliate of GE, such shares of Class B Common Stock automatically convert into shares of Class A Common Stock. In addition, on the first date on which GE and its affiliates no longer beneficially owns at least 10% of the aggregate number of shares of Class A Common Stock and Class B Common Stock outstanding, all outstanding shares of Class B Common Stock automatically convert into shares of Class A Common Stock. Shares of Class B Common Stock convert into shares of Class A Common Stock on a share-for-share basis.

         Accordingly, as of December 31, 2004, each of the Reporting Persons beneficially owned 343,088,145 shares of Class A Common Stock, representing approximately 70.0% of the outstanding shares of Class A Common Stock determined in accordance with Rule 13d-3 under the Securities Exchange Act (based on (i) 146,484,616 shares of Class A Common Stock reported as outstanding as of October 27, 2004, by the Company in its Quarterly Report on Form 10-Q filed October 29, 2004, plus (ii) 343,088,145 shares of Class A Common Stock issuable upon conversion of the shares of Class B Common Stock beneficially owned by the Reporting Persons).

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

         If this statement is being filed to report the fact that as of the date hereof the Reporting Persons have ceased to be the beneficial owner of more than five percent of Common Stock, check the following [ ].

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

         Not applicable.

ITEM 7.  IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED
         THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.

         Not applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

         Not applicable.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

         Not applicable.

ITEM 10.  CERTIFICATION.

         (a) Not applicable.

         (b) Not applicable.

                                   SIGNATURES

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 14, 2005

                                        GE FINANCIAL ASSURANCE HOLDINGS, INC.



                                         By:  /s/ Briggs Tobin
                                             -----------------------------------
                                             Name:   Briggs Tobin
                                             Title:  Attorney-in-fact


                                         GEI, INC.


                                         By:  /s/ Briggs Tobin
                                             -----------------------------------
                                             Name:   Briggs Tobin
                                             Title:  Attorney-in-fact


                                         GENERAL ELECTRIC CAPITAL CORPORATION



                                         By:  /s/ Briggs Tobin
                                             -----------------------------------
                                              Name:   Briggs Tobin
                                              Title: Attorney-in-fact


                                         GENERAL ELECTRIC CAPITAL SERVICES, INC.



                                          By: /s/ Briggs Tobin
                                             -----------------------------------
                                              Name:   Briggs Tobin
                                              Title:  Attorney-in-fact


                                         GENERAL ELECTRIC COMPANY



                                         By:  /s/ Briggs Tobin
                                             -----------------------------------
                                             Name:   Briggs Tobin
                                             Title:  Attorney-in-fact

                                  EXHIBIT INDEX



       Exhibit No.                           Description
       -----------                           -----------

            1 Joint Filing Agreement, dated February 14, 2005 among GEFAHI, GEI, GE Capital, GECS and GE.

            2 Power of Attorney appointing Briggs Tobin as agent and attorney-in-fact for GEFAHI, dated May 21, 2004.

            3 Power of Attorney appointing Briggs Tobin as agent and attorney-in-fact for GEI, dated May 21, 2004.

            4 Power of Attorney appointing Briggs Tobin as agent and attorney-in-fact for GE Capital, dated May 21, 2004.

            5 Power of Attorney appointing Briggs Tobin as agent and attorney-in-fact for GECS, dated May 21, 2004.

            6 Power of Attorney appointing Briggs Tobin as agent and attorney-in-fact for GE, dated May 21, 2004.